Gran Tierra Energy Inc. Reports First Quarter 2025 Results, Record Production and Continued Exploration Success

•Achieved Record Total Company Average Quarterly Production of 46,647 boepd
•Ecuador Exploration Success Continues with Additional Oil Discoveries in Iguana Block
•Solid Balance Sheet, Exited the Quarter with $77 Million in Cash Following Active Capital Campaign, Paid Down $27 Million of Debt
•Additional Liquidity Secured with Signing of New $75 Million Credit Facility

CALGARY, ALBERTA, May 1, 2025, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) announced the Company’s financial and operating results for the quarter ended March 31, 2025 (“the Quarter”) and provided an operational update. All dollar amounts are in United States (“U.S.”) dollars and all reserves and production volumes are on an average working interest before royalties (“WI”) basis unless otherwise indicated. Production is expressed in barrels (“bbl”) of oil equivalent (“boe”) per day (“boepd” or “boe/d”) and are based on WI sales before royalties. For per boe amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Quarterly Report on Form 10-Q filed May 1, 2025.
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “Our first quarter performance reflects strong operational execution and disciplined financial management. Our front-loaded 2025 capital program, which had up to five rigs active during the quarter, delivered record drilling times and cost efficiencies across our key assets. We continue to generate returns through our share buyback program and ongoing debt reduction. Lowering leverage remains a key priority as we focus on projects which deliver quick cycle returns and maintain flexibility to invest in high-return opportunities across our portfolio. Our focused exploration efforts also continue to deliver successful results, reinforcing the quality of our assets and long-term strategy to create value. With current production of approximately 48,400(2) boe/d and a strong hedge position for the remainder of the year we are well positioned to generate value while remaining resilient amid commodity price volatility.”
Operational Update:
•Ecuador
◦Gran Tierra has successfully drilled two additional oil discoveries in Ecuador, the Iguana B1 and Iguana B2 wells on the Iguana Block. The combined wells have an average oil production rate over 30 days of ~1,684 bopd from the U-Sand formation (with a less than 1% watercut), an average API of 28° and 520 standard cubic foot per stock tank barrel of gas-to-oil ratio. The Iguana B1 well was drilled and completed in record time and under budget, establishing a new pace-setting well in Gran Tierra’s Ecuador exploration campaign.
◦The drilling rig has been stacked on the Iguana pad, pending mobilization to the new Conejo pad on the Charapa Block, to resume exploration drilling during the third quarter of 2025.
•Colombia
◦Gran Tierra successfully drilled the first three of five wells from the Cohembi North Pad during the Quarter. All wells were under budget and drilled 60% faster than the previous operator. These wells represent the Company’s first drilling operations as operator, with the remaining two wells expected to be drilled during the second quarter of 2025.

Upon completion of the program, the rig will move to the Costayaco Pad to commence a three well development program during the second quarter of 2025.
◦By the end of the Quarter, the civil, electrical and mechanical field works at Cohembi reached 100% mechanical completion. This project was initiated to facilitate the processing of new production from the Cohembi North Pad at the Cohembi Central Processing Facility.
◦Optimization of the Acordionero field is ongoing through waterflood expansion, which includes facility enhancements, electrical submersible pump upsizing, injector conversions and upgrades to gas-to-power generation. These initiatives are focused on reducing unit costs, offsetting natural declines and improving overall recovery factors. The field continues to perform strongly, with average production of 13,824 boepd in the Quarter. This represents a two percent increase from the fourth quarter of 2024, despite no wells being drilled since the first quarter of 2024. Current production (April 1 - 30, 2025) is approximately 14,500 boepd, a 5% increase from the first quarter of 2025 average, reflecting the strong reservoir response to the execution of our first quarter waterflood management optimization program. The Company continues to see significant development potential at Acordionero and is planning another drilling program of eight to ten wells in 2026 targeting high oil saturation, unswept infill locations.
•Canada
◦Gran Tierra and its joint venture partner, Logan Energy Corp., successfully drilled and completed two Lower Montney wells at Simonette. These two wells were brought on stream from the 16-13-61-1W6 (“16-13”) pad and completed with a similar optimized Lower Montney completion design as the 13-13-61-1W6 offset well drilled in 2022. After 21 days since being placed on production, the average gross production per well was 674 bbl/d oil, 13 bbl/d NGLs and 767 Mcf/d of gas (814 boe/d at 84% liquids). Gran Tierra has a 50% Working Interest and the wells continue to clean-up. This early production performance surpasses the prior offset well by 80% for the same time period and are exceeding their budgeted type curves.
◦Gran Tierra successfully acquired 21 sections of prospective land in Central Alberta along the Nisku fairway in March 2025, which adds over 50 potential drilling opportunities to its drilling inventory.
◦At Clearwater, Gran Tierra participated in the successful drilling of two gross (0.5 net) wells during the Quarter, and both wells are estimated to be on stream imminently. The first well drilled was a 4-legged injector to support a water flood pilot in the Marten Hills block, potentially increasing reserves based off nearby analogue waterflood results. The second well (non-op), with 14 legs, was drilled in the Seal block to test the productivity of heavy oil in the Bluesky formation.
Key Highlights of the Quarter:
•Production: Gran Tierra’s total average WI production was 46,647 boepd, which was 14% higher than fourth quarter 2024 (“the Prior Quarter”) and 45% higher than the first quarter of 2024. Higher production during the Quarter was due to the Company recognizing three full months of production from Canada and positive exploration well results in Ecuador.
•Net Income: Gran Tierra incurred a net loss of $19 million, compared to a net loss of $34 million in the Prior Quarter and a net loss of nil in the first quarter of 2024.
•Adjusted EBITDA(1): Adjusted EBITDA(1) was $85 million compared to $76 million in the Prior Quarter and $95 million in the first quarter of 2024. Twelve-month trailing Net Debt(1) to Adjusted EBITDA(1) was 1.9 times (only accounts for five months of Canadian operations Adjusted EBITDA) and the Company continues to have a long-term target ratio of 1.0 times.
•Net Cash Provided by Operating Activities: Net Cash Provided by Operating Activities was $73 million ($2.05 per share), up 175% from the Prior Quarter and up 20% from the first quarter of 2024.

•Funds Flow from Operations(1): Funds flow from operations(1) was $55 million ($1.55 per share), up 25% from the Prior Quarter and down 26% from the first quarter of 2024 as a result of lower oil prices.
•Cash and Debt: As of March 31, 2025, the Company had a cash balance of $77 million, total debt of $760 million and net debt(1) of $683 million. During the Quarter, the Company repaid at maturity the remaining principal of its 6.25% Senior Notes due in 2025 in an amount of $25 million and repurchased $2 million of its 9.5% Senior Notes due in 2029.
•Liquidity: In addition to the $77 million cash on hand as of March 31, 2025, the Company currently has approximately $110 million in undrawn credit and lending facilities. The Company has a revolving credit facility agreement in Canada with a borrowing base of C$100.0 million with available commitment of C$50.0 million and is available until October 31, 2025 with a repayment date of October 31, 2026, which may be extended by further periods of up to 364 days, subject to lender approval. On April 16, 2025, the Company announced an additional $75 million reserve-based lending facility in Colombia with a final maturity date in 36 months from the closing date.
•Share Buybacks: Gran Tierra repurchased 453,050 shares of common stock during the Quarter. From January 1, 2023, to April 29, 2025, the Company repurchased approximately 5.2 million shares, or 15% of shares issued and outstanding on January 1, 2023.
Additional Key Financial Metrics:
•Capital Expenditures: Capital expenditures of $95 million were higher than the $79 million in the Prior Quarter and higher than $55 million in the first quarter of 2024 as a result of the addition of the Canadian development program, an active Ecuador exploration program and development activities in the Cohembi field in Colombia during the Quarter. During the Quarter, the Company had three rigs active in Canada, one in Ecuador and one in Colombia. Currently, the Company has one rig active in Colombia.
•Oil Sales: Gran Tierra generated oil sales of $171 million, up 8% from the first quarter of 2024 as a result of 45% higher sales volumes due to higher production and the tightening of the Castilla, Vasconia and Oriente oil differentials which offset lower Brent pricing. Oil sales increased 16% from the Prior Quarter primarily due to 17% higher sales volumes, a 1% increase in Brent price and lower Castilla, Oriente, and Vasconia oil differentials.
•South American Quality and Transportation Discounts: The Company’s quality and transportation discounts in South America per bbl were lower during the Quarter at $11.58, compared to $13.94 in the Prior Quarter and $15.36 in the first quarter of 2024. The Castilla oil differential per bbl tightened to $5.34, down from $8.33 in the Prior Quarter and $8.82 in the first quarter of 2024 (Castilla is the benchmark for the Company’s Middle Magdalena Valley Basin oil production). The Vasconia differential per bbl tightened to $2.27, down from $5.02 in the Prior Quarter, and $5.05 in the first quarter of 2024. The Ecuadorian benchmark, Oriente, per bbl was $7.65, down from $9.40 in the Prior Quarter and $8.02 one year ago. The current(2) differentials are approximately $4.94 per bbl for Castilla, $1.87 per bbl for Vasconia, and $7.26 per bbl for Oriente.
•Operating Expenses: On a per boe basis, operating expenses decreased by 3% when compared to the first quarter of 2024 and the Prior Quarter. Operating expenses increased by 11% to $67 million, compared to the Prior Quarter and increased by 39% from $48 million compared to the first quarter of 2024, primarily due to new Canadian operations and increases in production volumes in Ecuador. The increase in total operating costs is commensurate with the 45% increase in production.
•Transportation Expenses: The Company’s transportation expenses increased by 62% to $7 million, compared to the Prior Quarter’s transportation expenses of $4 million, and increased by 51% compared to the first quarter of 2024. Transportation expenses were higher due to new Canadian operations and higher sales volumes transported in Ecuador during the Quarter.

•Operating Netback(1)(3): The Company’s operating netback(1)(3) was $22.70 per boe, up 2% from the Prior Quarter and down 36% from the first quarter of 2024 because of of the addition of the Canadian assets and approximately 50 of Canadian production tied to AECO gas pricing.
•General and Administrative (“G&A”) Expenses: G&A expenses before stock-based compensation were $2.86 per boe, up from $2.75 per boe in the Prior Quarter due to increased audit fees relating to the acquisition of the Canadian assets, a full quarter of Canadian salaries and increased IT expenses. G&A expenses before stock-based compensation were down from $3.65 per boe, compared to the first quarter of 2024 as a result of higher sales volumes in the Quarter.
•Cash Netback(1): Cash netback(1) per boe increased to $13.04, compared to $11.90 in the Prior Quarter primarily as a result of transaction costs of $1.20 per boe incurred in the Prior Quarter as a result of the acquisition of the Canadian operations. Compared to one year ago, cash netback(1) per boe decreased by $12.09 from $25.13 per boe as a result of lower operating netback primarily due to lower realized price.
Gran Tierra Reconfirms Previously Disclosed 2025 Consolidated Guidance and Provides Country Breakdown:

2025 Budget	Low Case	Base Case	High Case
Brent Oil Price ($/bbl)	65.00	75.00	85.00
WTI Oil Price ($/bbl)	61.00	71.00	81.00
AECO Natural Gas Price ($CAD/thousand cubic feet)	2.00	2.50	3.50
Production (boepd)	47,000-53,000	47,000-53,000	47,000-53,000
Operating Netback[1,3] ($ million)	330-370	430-470	510-550
EBITDA[1] ($ million)	300-340	380-420	460-500
Cash Flow[1] ($ million)	200-240	260-300	300-340
Capital Expenditures ($ million)	200-240	240-280	240-280
Free Cash Flow[1] ($ million)	-	20	60
Number of Development Wells (gross)	8-12	10-14	10-14
Number of Exploration Wells (gross)	6	6-8	6-8

Budgeted Costs	Costs per boe ($/boe)
Lifting	12.00-14.00
Workovers	1.50-2.50
Transportation	1.00-2.00
General and Administration	2.00-3.00
Interest	4.00-4.50
Current Tax	2.00-3.00

2025 Budget by Country - Base Case	Canada	Colombia	Ecuador
Production (kboepd)	18 - 19*	25 - 27	4 - 7

Per Barrel ($/boe)
Realized Price	22 - 24	51 - 53	43 - 45
Operating and Transportation Expense	10 - 12	19 - 21	12 - 14
Operating Netback	10 - 14	30 - 34	29 - 33
*Canada’s production is comprised of approximately 50% natural gas, 21% oil and 29% natural gas liquids (“NGL”)

Financial and Operational Highlights (all amounts in $000s, except per share and boe amounts)

Consolidated Financial Data	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024

Net Income (Loss)	$(19,280)	$(78)	$(34,210)
Per Share - Basic and Diluted	$(0.54)	$—	$(1.00)

Oil, Natural Gas and NGL Sales	$170,533	$157,577	$147,290
Operating Expenses	(67,354)	(48,466)	(60,770)
Transportation Expenses	(6,911)	(4,584)	(4,279)
Operating Netback(1)(3)	$96,268	$104,527	$82,241

G&A Expenses Before Stock-Based Compensation	$12,143	$10,782	$10,191
G&A Stock-Based Compensation (Recovery) Expense	(517)	3,361	3,331
G&A Expenses, Including Stock Based Compensation	$11,626	$14,143	$13,522

Adjusted EBITDA(1)	$85,162	$94,792	$76,168

EBITDA(1)	$79,710	$91,891	$65,247

Net Cash Provided by Operating Activities	$73,230	$60,827	$26,607

Funds Flow from Operations(1)	$55,344	$74,307	$44,129

Capital Expenditures	$94,727	$55,331	$78,579

Free Cash Flow(1)	$(39,383)	$18,976	$(34,450)

Average Daily Production (boe/d)
WI Production Before Royalties	46,647	32,242	41,009
Royalties	(8,084)	(6,397)	(7,327)
Production NAR	38,563	25,845	33,682
Decrease (Increase) in Inventory	461	235	(712)
Sales	39,024	26,080	32,970
Royalties, % of WI Production Before Royalties	17%	20%	18%

Cash Netback ($/boe)(1)
Average Realized Price before Royalties	48.55	66.40	48.56
Royalties	(8.33)	(13.08)	(8.83)
Average Realized Price	40.22	53.32	39.73
Transportation Expenses	(1.63)	(1.55)	(1.15)

Average Realized Price Net of Transportation Expenses	38.59	51.77	38.58
Operating Expenses	(15.89)	(16.40)	(16.39)
Operating Netback(1)(3)	22.70	35.37	22.19
G&A Expenses Before Stock-Based Compensation	(2.86)	(3.65)	(2.75)
Transaction Costs	—	—	(1.20)
Realized Foreign Exchange Gain (Loss)	(0.51)	(0.49)	0.07
Cash settlement on derivative instruments	0.10	—	0.30
Interest Expense, Excluding Amortization of Debt Issuance Costs	(4.58)	(5.12)	(5.40)
Interest Income	0.10	0.23	0.34
Other Gain	—	—	0.40
Net Lease Payments	0.04	0.12	0.07
Current Income Tax Expense	(1.95)	(1.33)	(2.12)
Cash Netback(1)	$13.04	$25.13	$11.90

Share Information (000s)
Common Stock Outstanding, End of Period	35,524	31,401	35,972
Weighted Average Number of Shares of Common Stock Outstanding - Basic and Diluted	35,777	31,813	34,333

South American Operational Information	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024
Operating Netback(1)(3)
Oil Sales	$138,671	$157,577	$128,335
Operating Expenses	(50,827)	(48,466)	(51,121)
Transportation Expenses	(4,304)	(4,584)	(3,607)
Operating Netback(1)(3)	$83,540	$104,527	$73,607

Average Daily Production (boe/d)
WI Production Before Royalties	29,686	32,242	29,695
Royalties	(5,844)	(6,397)	(5,761)
Production NAR	23,842	25,845	23,934
Decrease (Increase) in Inventory	461	235	(712)
Sales	24,303	26,080	23,222
Royalties, % of WI Production Before Royalties	20%	20%	19%

Operating Netback ($/boe)(1)(3)
Brent	$74.98	$81.76	$74.01
Quality and Transportation Discount	(11.58)	(15.36)	(13.94)
Royalties	(12.29)	(13.08)	(11.94)
Average Realized Price	51.11	53.32	48.13
Transportation Expenses	(1.59)	(1.55)	(1.35)
Average Realized Price Net of Transportation Expenses	49.52	51.77	46.78
Operating Expenses	(18.73)	(16.40)	(19.17)
Operating Netback(1)(3)	$30.79	$35.37	$27.61

Canadian Operational Information(4)	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024
Operating Netback(1)(3)
Oil Sales	$21,269	$—	$14,832
Natural Gas Sales	7,561	—	3,546
NGL Sales	7,997	—	4,193
Royalties	(4,966)	—	(3,616)
Oil, Natural Gas and NGL Sales After Royalties	$31,862	$—	$18,955
Operating Expenses	(16,527)	—	(9,649)
Transportation Expenses	(2,607)	—	(672)
Operating Netback(1)(3)	$12,728	$—	$8,634

Average Daily Production
Crude Oil (bbl/d)	3,623	—	2,461
Natural Gas (mcf/d)	49,860	—	32,814
NGLs (bbl/d)	5,029	—	3,383
WI Production Before Royalties (boe/d)	16,961	—	11,314
Royalties (boe/d)	(2,240)	—	(1,566)
Production NAR (boe/d)	14,721	—	9,748
Sales (boe/d)	14,721	—	9,748
Royalties, % of WI Production Before Royalties	13%	—%	14%

Benchmark Prices
West Texas Intermediate ($/bbl)	71.47	77.01	70.42
AECO Natural Gas Price (C$/GJ)	2.05	1.70	1.56

Average Realized Price
Crude Oil ($/bbl)	65.23	—	65.50
Natural Gas ($/mcf)	1.69	—	1.17
NGLs ($/bbl)	17.67	—	13.47

Operating Netback ($/boe)(1)(3)
Average Realized Price	$24.12	$—	$21.69
Royalties	(3.25)	—	(3.47)
Transportation Expenses	(1.71)	—	(0.65)
Operating Expenses	(10.83)	—	(9.27)
Operating Netback(1)(3)	$8.33	$—	$8.30

(1) Funds flow from operations, operating netback, net debt, cash netback, earnings before interest, taxes and depletion, depreciation and accretion (“DD&A”) (“EBITDA”) and EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gains or losses, stock-based compensation expense, other gains or losses, transaction costs and financial instruments gains or losses (“Adjusted EBITDA”), cash flow and free cash flow are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America (“GAAP”). Cash flow refers to funds flow from operations. Free cash flow refers to funds flow from operations less capital expenditures. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and, where applicable, reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(2) Gran Tierra’s second quarter-to-date 2025 total average differentials and average production are for the period from April 1 to April 30, 2025.
(3) Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table titled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
(4) Gran Tierra entered Canada with the acquisition of i3 Energy which closed October 31, 2024, therefore no comparative data is provided for the corresponding period of 2024.

Conference Call Information:
Gran Tierra will host its first quarter 2025 results conference call on Friday, May 2, 2025, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by registering at the following link: https://register-conf.media-server.com/register/BI0f6a1e0b01bd474992543eb3e6d51c71. The call will also be available via webcast at www.grantierra.com.

2024 Sustainability Report:
Gran Tierra has published its 2024 Sustainability Report and is available on the Company website at www.grantierra.com/esg.
Corporate Presentation:
Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.
Contact Information
For investor and media inquiries please contact:

Gary Guidry
President & Chief Executive Officer

Ryan Ellson
Executive Vice President & Chief Financial Officer

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Canada, Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra’s Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements other than statements of historical facts included in this press release regarding our business strategy, plans and objectives of our management for future operations, capital spending plans and benefits of the changes in our capital program or expenditures, our liquidity and financial condition, and those statements preceded by, followed by or that otherwise include the words “expect,” “plan,” “can,” “will,” “should,” “guidance,” “forecast,” “budget,” “estimate,” “signal,” “progress” and “believes,” derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company’s leverage ratio target, the Company’s plans regarding strategic investments, acquisitions, including the anticipated benefits and operating synergies expected from the acquisition of i3 Energy, and growth, the Company’s drilling program and capital expenditures and the Company’s expectations of commodity prices, including future gas pricing in Canada, exploration and production trends and its positioning for 2024. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), the ability of Gran Tierra to successfully integrate the assets and operations of i3 Energy or realize the anticipated benefits and operating synergies expected from the acquisition of i3 Energy, the general continuance of assumed operational, regulatory and industry conditions in Canada, Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.
Among the important factors that could cause our actual results to differ materially from the forward-looking statements in this press release include, but are not limited to: certain of our operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from actual or anticipated tariffs and trade policies, global health crises, geopolitical events, including the conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than we currently predict, which could cause further modification of our strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; our ability to execute our business plan, which may include acquisitions, and realize expected benefits from current or future initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that we do not receive the anticipated benefits of government programs, including government tax refunds; our ability to access debt or equity capital markets from time to time to raise additional capital, increase liquidity, fund acquisitions or refinance debt; our ability to comply with financial covenants in our indentures and make borrowings under our credit agreements; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2024 filed February 20, 2024 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR+ at www.sedarplus.ca.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2024 outlook are based prove incorrect may increase the later the period to which the outlook relates. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
The estimates of future production (aggregate and per country), EBITDA, net cash provided by operating activities (described in this press release as “cash flow”), free cash flow, certain prices and expenses (aggregate and per country) and operating netback (aggregate and per country) may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2025. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss, cash flow from operating activities or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.
Operating netback, as presented, is defined as oil sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
Cash netback as presented is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, other gain or loss and unrealized derivative instruments loss. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. A reconciliation from net income or loss to cash netback is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
Cash Netback - (Non-GAAP) Measure ($000s)	2025	2024	2024
Net Loss	$(19,280)	$(78)	$(34,210)
Adjustments to reconcile net loss to cash netback
DD&A expenses	72,202	56,150	63,406
Deferred tax (recovery) expense	(4,712)	13,479	4,444
Stock-based compensation (recovery) expense	(517)	3,361	3,331
Amortization of debt issuance costs	3,833	3,306	3,743
Non-cash lease expense	1,736	1,413	1,759
Lease payments	(1,567)	(1,058)	(1,495)
Unrealized foreign exchange loss (gain)	1,687	(2,266)	(223)
Other loss	52	—	—
Unrealized derivative instrument loss	1,910	—	3,374
Cash netback	$55,344	$74,307	$44,129

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gain or loss, stock-based compensation expense, transaction costs, other gain or loss and unrealized derivative instruments loss. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
EBITDA - (Non-GAAP) Measure ($000s)	2025	2024	2024
Net Loss	$(19,280)	$(78)	$(34,210)
Adjustments to reconcile net loss to EBITDA and Adjusted EBITDA
DD&A expenses	72,202	56,150	63,406
Interest expense	23,235	18,424	23,752
Income tax expense	3,553	17,395	12,299

EBITDA	$79,710	$91,891	$65,247
Non-cash lease expense	1,736	1,413	1,759
Lease payments	(1,567)	(1,058)	(1,495)
Foreign exchange loss (gain)	3,838	(815)	(496)
Stock-based compensation expense	(517)	3,361	3,331
Transaction costs	—	—	4,448
Other loss	52	—	—
Unrealized derivative instrument loss	1,910	—	3,374
Adjusted EBITDA	$85,162	$94,792	$76,168

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain, other gain or loss and unrealized gain or loss on derivative instruments. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to both funds flow from operations and free cash flow is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
Funds Flow From Operations - (Non-GAAP) Measure ($000s)	2025	2024	2024
Net Loss	$(19,280)	$(78)	$(34,210)
Adjustments to reconcile net loss to funds flow from operations
DD&A expenses	72,202	56,150	63,406
Deferred tax (recovery) expense	(4,712)	13,479	4,444
Stock-based compensation (recovery) expense	(517)	3,361	3,331
Amortization of debt issuance costs	3,833	3,306	3,743
Non-cash lease expense	1,736	1,413	1,759
Lease payments	(1,567)	(1,058)	(1,495)
Unrealized foreign exchange loss (gain)	1,687	(2,266)	(223)
Other loss	52	—	—
Unrealized derivative instrument loss	1,910	—	3,374
Funds flow from operations	$55,344	$74,307	$44,129
Capital expenditures	$94,727	$55,331	$78,579
Free cash flow	$(39,383)	$18,976	$(34,450)

Net debt as of March 31, 2025, was $683 million, calculated using the sum of the aggregate principal amount of 7.75% Senior Notes, and 9.50% Senior Notes outstanding, excluding deferred financing fees, totaling $760 million, less cash and cash equivalents of $77 million.
Presentation of Oil and Gas Information
Boes have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 boe of oil. Boes may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 boe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a boe conversion ratio of 6 Mcf: 1 boe would be misleading as an indication of value.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium heavy crude oil, tight oil, conventional natural gas, shale gas and natural gas liquids for which there is no precise breakdown since the Company’s sales volumes typically represent blends of more than one product type. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. These metrics are calculated as described in this press release and management believes that they are useful supplemental measures for the reasons described in this press release.
Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
References in this press release to “potential drilling opportunities” are references to unbooked locations for which there are no reserves or resources attributed by any of the Company’s qualified reserves auditors or evaluators but which the Company internally estimates can be drilled based on current land holdings, industry practice regarding well density, and internal review of geologic, geophysical, seismic, engineering, production and resources information. There is no certainty that the Company will drill any particular locations, or that drilling activity on any locations will result in additional reserves, resources or production. Locations on which the Company in fact drills wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, commodity prices, costs, actual drilling results, additional reservoir information and other factors. There is a higher level of risk associated with locations that are potential drilling opportunities and not “booked” locations to which any qualified reserves evaluator or auditor may have attributed reserves or resources. The Company generally has less information about reservoir characteristics associated with locations that are potential drilling opportunities and, accordingly, there is greater uncertainty whether wells will ultimately be drilled in such locations and, if drilled, whether they will result in additional reserves, resources or production.